CONSENT OF ERNST & YOUNG LLP, INDEPENDENTLY REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report dated April 19, 2012, on the Statements of Assets and Liabilities of SPDR SSgA Multi-Asset Real Return ETF, SPDR SSgA Income Allocation ETF, and SPDR SSgA Global Allocation ETF as of April 18, 2012, included in the Pre-Effective Amendment No. 4 to the Registration Statement (From N-1A, 333-173276) of SSgA Active ETF Trust.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 19, 2012